[NBG Radio Network LOGO]                                   FOR IMMEDIATE RELEASE

CONTACT INFORMATION:
Gina DeWitt
Director of Public Relations
NBG Radio Network, Inc.
800.572.4624 ext. 784
gina@nbgradio.com

                        NBG Radio Network, Inc. Acquires
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                     Glenn Fisher Entertainment Corporation
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Portland, Oregon, July 10, 2001 - NBG Radio Network (NBG) (OTC BB: NSBD)
announced that it has completed the acquisition of Glenn Fisher Entertainment Corporation (Fisher Entertainment), a leading supplier of programming to the radio industry. This acquisition is a step to further NBG's long-term strategic plan of expanding its programming and acquiring complementary companies that will strengthen its position in the marketplace.

The Fisher Entertainment acquisition will result in the following programs being added to NBG's inventory: Al Bandiero's Jammin' Party--hosted by WTJM/New York personality Al Bandiero, this show highlights the biggest R&B hits that crossed over into the Top 40 charts; The Ed Tyll Show--a caller intensive Talk radio show with mass appeal; The John & Jeff Show--a widely popular show featuring two thirty-something guys talking daily from their LA-based studio about pop culture; The Liz Wilde Show--a highly entertaining and controversial Hot Talk program with an exceptionally loyal following; Beyond The Beltway--a political program hosted by Bruce DuMont; Wireless Flash--one of the most successful prep services in the country, with a focus on pop culture news and entertainment; The Bo Reynolds Show--a proven ratings winner showcasing non-stop hot Country music with exclusive artist interviews; Victory--a weekend show featuring Contemporary Christian music and celebrity interviews with uplifting themes; and The Wake Up Show--a world-renowned Hip Hop show featuring Sway & Tech.

NBG acquired Fisher Entertainment by purchasing the outstanding stock held by its founder and sole shareholder, Glenn Fisher. The acquisition was financed through a credit facility with MCG Finance Corporation. The credit facility is structured to allow for the possibility of additional funding to finance future strategic acquisitions.

"This acquisition of Fisher Entertainment is a natural fit for our overall strategy of expanding our diverse lineup of programs and products for radio stations and advertisers," commented John Holmes, President of NBG Radio Network. "The quality programs Glenn has developed as well as all the new opportunities that will result from Glenn and NBG working on the same side of the fence will undoubtedly assist our growth."

Glenn Fisher will hold no formal management position with NBG or Fisher Entertainment, but has signed a three-year exclusive consulting contract with Fisher Entertainment. Commenting on the deal, Mr. Fisher stated, "As a fiercely competitive individualist, it was difficult to part with running my own company. However, deregulation of the American airwaves and the resulting consolidation has made it even more challenging to run an independent network. Therefore, I have identified NBG as an up and coming leader in network programming, a company which would allow us to achieve our creative goals while giving us bigger guns."

Nick Krawczyk, a Managing Director of MCG Capital Corporation (MCG), the parent company to MCG Finance Corporation, commented, "We believe network radio continues to be a growing market, and NBG's aggressive, growth-oriented management team and its focus on excellent programming and distribution in the largest markets in the country were attractive to MCG. Combined with Glenn Fisher's experience, expertise, and contacts within the industry, NBG has the opportunity to be a significant player in network radio."

Colebrooke Capital acted as the sole advisor to NBG on this transaction. Colebrooke Capital is a New York based investment banking boutique specializing in assisting growth companies with acquisition and private financing.

About Glenn Fisher Entertainment

Fisher Entertainment (www.fisherentertainment.com) was founded in 1994 in New York principally for the purpose of syndicating the Fox Kids Countdown, a two-hour weekend show for Fox Kids Network. President Glenn Fisher and his staff secured the show on over 200 stations coast-to-coast, and in 1995, Glenn moved Fisher Entertainment to its current location of Santa Cruz, California. Fisher Entertainment, with a current lineup of nine shows, has established itself as one of the premiere distributors of radio programming with the reputation of an unparalleled affiliate sales team. This team includes Adam Wilbur, Steve Billings, and Steve Wall.

About NBG Radio Network

NBG (www.nbgradio.com) is a leading independent radio production and syndication company. NBG currently produces, syndicates, or represents over 30 national radio programs or products reaching more than 2,300 radio stations in the United States. NBG's stock is traded on the OTC-BB under the symbol NSBD.

About MCG Capital Corporation

MCG (www.mcgcapital.com) is a solutions-focused financial services company primarily serving the communications, media, and technology sectors within the United States. MCG provides specialty finance, research, and advisory services, including corporate development support with a focus on long-term value creation. MCG's expert activist investment approach is based on a philosophy that emphasizes a detailed understanding of market sectors and individual company operating dynamics within these converging markets. MCG has a ten-year track record of providing customized financing solutions with over $2 billion invested in over 200 deals.


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